                                                                      EXHIBIT 12

                       THE ENERGY BUSINESSES OF TENNESSEE
                              GAS PIPELINE COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                                                  NINE MONTHS
                                                               YEARS ENDED DECEMBER 31,              ENDED
                                                         ------------------------------------    SEPTEMBER 30,
                                                         1995    1994    1993    1992    1991        1996
                                                         ----    ----    ----    ----    ----    -------------
Income before extraordinary loss.......................  $164    $181    $164    $ 99    $161        $ 118
Add:
  Interest.............................................   179     207     204     310     337           87
  Portion of rentals representative of interest
     factor............................................     3       1       1      --       1            2
  Income tax expense and other taxes on income.........    31      89     100      13      69           82
  Amortization of interest capitalized applicable to
     nonutility companies..............................     3       3       3       1       1            2
  Interest capitalized applicable to utility
     companies.........................................     2       2       1       1       2            4
  Undistributed (earnings) losses of affiliated
     companies in which less than a 50% voting interest
     is owned..........................................    (9)     (4)      3      (3)     (4)          (1)
                                                         ----    ----    ----    ----    ----         ----
       Earnings as defined.............................  $373    $479    $476    $421    $567        $ 294
                                                         ====    ====    ====    ====    ====         ====
Interest...............................................  $179    $207    $204    $310    $337        $  87
Interest capitalized...................................     2       2       1       2       4            4
Portion of rentals representative of interest factor...     3       1       1      --       1            2
                                                         ----    ----    ----    ----    ----         ----
       Fixed charges as defined........................  $184    $210    $206    $312    $342        $  93
                                                         ====    ====    ====    ====    ====         ====
Ratio of earnings to fixed charges.....................  2.03    2.28    2.31    1.35    1.66         3.16
                                                         ====    ====    ====    ====    ====         ====